Exhibit 10.1

December 31, 2013

Mr. Paul McCormick, Director
Cambridge Heart, Inc.
46 Jonspin Road
Wilmington, MA  01887

Re:	Engagement of Verdolino & Lowey, P.C.

Dear Mr. McCormick:

We are pleased that you, on behalf of Cambridge Heart, Inc. (the “Company”), have engaged the undersigned, Craig R. Jalbert (“Jalbert”) and Verdolino & Lowey, P.C. (the "Firm”) to provide services in connection with the liquidation and wind-down of the Company.  This letter will serve as the agreement between the parties as to the terms and conditions of the Firm’s retention.

Our client in this matter will be the Company.  The Firm and the Company acknowledge that the primary purpose of the engagement is to assist with the transition and complete execution of the wind-down of the Company’s business affairs.  To the extent that the need for additional services and/or analysis may require expansion of this engagement, the Company and the Firm will mutually agree to amend this engagement letter as the matter progresses.

More often than not in these situations, Jalbert is appointed as the sole remaining Officer and Director of the Company, to proceed in a fiduciary role, with the anticipated result being the full implementation of the Company wind-down.   In these cases, Jalbert and the Firm are authorized to direct and execute all actions necessary to effectuate and complete the transition and subsequent wind-down, and to perform whatever tasks may arise and/or services that are necessary towards that end.  However, it is understood that the Company has the discretionary power to limit the scope of the engagement as the work progresses.  Typically, the Firm is the designated custodian of the remaining Company funds and/or liquidation proceeds, if any.

I will be the primary partner on this engagement.  The Firm will staff the engagement with personnel based on years and nature of experience.  We will work diligently to provide excellent services at a reasonable cost.  In the event that I am not available, my assistant, Mary Jo Schindler, will provide invaluable assistance in obtaining any information that you may require.

Review and Waiver of Conflicts

We have evaluated potential conflicts with respect to the parties of interest in this matter.  We are not aware of any actual conflicts regarding our past or current representation of any persons or entities you or the Company have identified to us as being involved in this matter, in connection with the services contemplated by this letter.  We must rely on you and the Company to tell us if and when you identify additional relationships with other individuals or entities in the future that we should screen for possible conflicts of interest.

Should we identify a potential conflict of interest in the future full disclosure will be made to you and the Company as soon as we become aware of it.  You should recognize, however, that the Firm is a general service accounting firm and that it represents numerous clients on a wide variety of matters.  These clients may include those who are adverse to you or the Company on matters unrelated to the scope of our services covered by this letter.  In order to assure our mutual understanding and agreement about our policy and approach to this type of situation, we ask that you confirm by your signature below that the you and the Company consent to our representation of such other clients in the future where we determine and you and they agree, after full disclosure of the circumstances, that: 1) our Firm would not be hindered in continuing to do the work contemplated by this engagement letter; 2) our Firm's independent professional judgment would not be adversely affected by undertaking the representation of another client; and, 3) such representation would not involve the use or disclosure of any confidential information regarding  you or the Company.  Under such circumstances, you and the Company agree that consent to such other representation will not be unreasonably withheld.

In any event, following the completion of this engagement, we will not be precluded from accepting engagements on behalf of other clients that may be adverse to you and the Company if such engagements are unrelated to the scope of our representation as described in this letter and provided, of course, that any and all information that may be disclosed to the Firm in the course of its representation of you and the Company shall not be disclosed to any current or future client of the Firm.

Payment for Our Fees and Expenses

We customarily charge for our services on an hourly basis.  The hourly fee will vary depending upon the person who is working on the matter and the fee schedule then in effect.  We review our rates during August of each year and adjustments generally will become effective for work performed on or after the following September 1st.

We recommend a $7,500 retainer in this matter. Work will be charged at our standard hourly rates and invoiced to you monthly, together with all necessary out-of-pocket expenses including, but not limited to: travel, telecommunication and facsimile, photocopying, postage and delivery.  My hourly rate, effective September 1, 2013, is $425.00.  The hourly rates of staff to be assigned to this engagement vary, but range from $125.00 to $415.00 per hour.  Each of our staff maintains detailed time records of services performed.  This practice results in a monthly billing statement showing, on a daily basis, the amount of time spent, the work performed, by whom, and the total amount charged.  An invoice and statement for fees and expenses will be issued during the month following performance of the services.

Termination of Representation

Both you and the Company have the right to terminate our engagement at any time.  We will have the same right.  Upon any such termination, all fees and expenses previously incurred and all costs previously advanced will be billed. We will expect payment at the conclusion of this matter in accordance with the fees and expenses discussion above.

Unless previously terminated by us in writing, our engagement by you shall be deemed terminated upon our sending you our final statement for services rendered.  During the engagement and following such termination, all information supplied to us in the course of same will be kept confidential.

At the conclusion of our representation of you and the Company in this matter, by termination or otherwise, our files pertaining to the engagement will be retained by the Firm.  All such documents will be transferred to the person responsible for administering our records retention program.  For various reasons including the minimization of unnecessary storage expenses, we reserve the right to destroy or otherwise dispose of any such documents or other materials retained by us within a reasonable time following termination of the engagement.

We look forward to working with you and the Company, and invite any questions you may have concerning the terms of this engagement or any other aspect of our relationship.  To confirm the decision to engage us, please date and sign where indicated below and return the signed copy to us in the envelope provided.

My associates and I look forward to working with you on this matter, and want to reiterate that we appreciate this opportunity and your confidence.  We welcome any suggestions you may have at any time as to how we might better be of service.

Very truly yours,

Verdolino & Lowey, P.C.

By:

/s/ Craig R Jalbert
Craig R. Jalbert, CIRA

Mr. Paul McCormack, Director, on behalf of Cambridge Heart, Inc. hereby agrees to retain Craig R. Jalbert and Verdolino & Lowey, P.C., on the foregoing terms.

/s/ Paul McCormick
Paul McCormick

Dated: December 31, 2013